Exhibit 10.8

RELEASE AND INDEMINIFICATION AGREEMENT

This Agreement (this “Agreement”) is made and entered into this 19th day of July , 2011, by Mark Holcombe  (“Holcombe”) and Mustang Alliances, Inc., a Nevada corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Holcombe is a director of the Company as of March 17, 2011;

WHEREAS, the Company and Holcombe have mutually consented to the resignation of Holcombe, without cause;

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, and for other good and valuable consideration, the undersigned, intending to be legally bound by this Agreement, agrees as follows:

1.           Reimbursement of Business Expenses and Directors Fees.  Holcombe shall be fully reimbursed for the amount of $10,000, representing reasonable and necessary business expenses incurred by Holcombe in connection with the performance of his duties and reasonable Directors fees for time spent.  In lieu of receiving said amount, Holcombe will purchase $10,000 into the Company in the current round of financing. Specifically, Holcombe will be issued 40,000 shares of common stock and 20,000 warrants.

2.           Holcombe Indemnification.

(a)           The Company agrees to indemnify and hold harmless Holcombe (“Indemnified Person”) to the fullest extent lawful, from and against any claims, liabilities, losses, damages and expenses (or any action, claim, suit or proceeding (an “Action”) in respect thereof), as incurred, related to or arising out of or in connection with Mr. Holcombe’s services as Director to the Company (whether occurring before, at or after the date hereof). The Company agrees that the Indemnified Person shall not have any liability to the Company or its owners, parents, affiliates, security holders or creditors for any losses other than as set forth herein.

The Company agrees that it will not settle or compromise or consent to the entry of any judgment in, or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (where the  Indemnified Person is a party to such Action) unless Holcombe has given its prior written consent, or the settlement, compromise, consent or termination (i) includes an express unconditional release of the Indemnified Person from all losses arising out of such Action and (ii) does not include any admission of fault on the part of the Indemnified Person. If, for any reason the foregoing indemnity is judicially determined to be unavailable to an Indemnified Person for any reason or insufficient to hold any Indemnified Person harmless, then the Company agrees to contribute to any such losses the Indemnified Person actually incurred in connection with the Action.

The Company agrees to reimburse the Indemnified Person for all expenses (including, without limitation, reasonable fees and expenses of counsel) as they are incurred in connection with investigating, preparing, defending or settling any Action for which indemnification is reasonably likely to be sought by the Indemnified Person. Holcombe agrees that if a claim for whatever reason (a “Claim”) shall be brought or asserted against the Indemnified Person, he shall promptly notify the Company..  An Indemnified Person shall have the right to employ separate counsel in a Claim and to participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Person, unless (a) the Company has agreed in writing to pay such fees and expenses, (b) the Company has failed to assume the defense and employ counsel as provided herein following notice by the Indemnified Person, or (c) a Claim shall have been brought or asserted against the Company and/or the Company’s shareholders, as well as such Indemnified Person and such Indemnified Person shall have been advised by counsel in writing, with a copy to the Company, that there are one or more factual or legal defenses available to it that are in conflict with those available to the Company and/or the Company’s shareholders, in which case such separate counsel shall be at the Company’s expense: provided, that the Company will not be required to pay the fees and expenses of more than one separate counsel (in addition to any local counsel) for all Indemnified Persons. If Holcombe appears as witness, is deposed or is otherwise involved in the defense of any Action, the Company or the Company’s affiliates, officers, managers, directors or employees, the Company will pay Holcombe(i) with respect to each day that such person appears as a witness or is deposed and/or (ii) with respect to each day that such person is involved in the preparation therefore, (a) a fee of $500 per day with respect to each appearance as a witness or a deponent and (b) at a rate of $100 per hour with respect to each hour of preparation for any such appearance, and the Company will reimburse Holcombe for all reasonable out-of-pocket expenses incurred by Holcombe.

The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Company may have to the Indemnified Person at common law or otherwise, (ii) shall survive the expiration or termination of the Agreement hereunder, (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Holcombe, (v) shall be binding on any successor or assign of the Company and successors or assigns to the Company’s business and assets and (vi) shall inure to the benefit of any successor or assign of Indemnified Person.

Without limiting the foregoing, the Company expressly acknowledges that its indemnification hereunder is intended to include in its effect, without limitation, all Claims which have arisen and of which it knows, does not know, should have known, had reason to know, suspects to exist or might exist in its favor at the time of the signing, and that this Agreement extinguishes any such Claim or Claims.  This indemnification shall be binding upon the Company and its officers, directors, stockholders, employees, agents, advisors, representatives, personal representatives, heirs, assigns, successors and affiliates, and shall inure to the benefit of Holcombe.

Notwithstanding anything contained herein to the contrary, the Company shall not be responsible for any indemnity, contribution and expense reimbursement obligation to the Indemnified Person if any Action is based directly or indirectly on an unlawful act of the Indemnified Person or if any payment by the Company pursuant to this Agreement is not permitted by applicable law.

3.           General Provisions.

(a)           None of the parties hereto shall make written or oral statements to others about any of the other parties hereto that are disparaging or intended to cast them in an unfavorable or unflattering light (in either case, a "Subject Disparagement"). If a party determines that a person has made or intends to make a Subject Disparagement about the other, such party must notify the other person within 48 hours of such determination, otherwise the remainder of this section shall have no validity with reference to the Subject Disparagement. If such notification is provided and the person continues to make the Subject Disparagement or has not formally retracted said Disparagement within 48 hours of such notice, then the person making such comment shall be personally liable to the other for all damages, attorneys' fees and expenses arising as a result of the Subject Disparagement.

The parties agree that 1,000,000 shares currently owned legally and beneficially by Mark Holcombe shall be held in escrow until the 12th month anniversary of the date hereof, whereupon such shares shall be contributed to Rabbi Solomon Kluger School Inc. However, if there is a breach or threatened breach of this section by either the Company or Mr. Sternheim during said 12-month period, the shares shall revert to Mr. Holcombe and if there is a breach or threatened breach of this section by Mr. Holcombe, the shares shall be transferred to Mr. Sternheim. In order for the shares to be either returned to Mr. Holcombe or transferred to Mr. Sternheim, a lawsuit must be initiated alleging that a Subject Disparagement has been made. Until the shares are either returned to Mr. Holcombe, transferred to Mr. Sternheim or contributed by Mr. Holcombe to the charity as provided herein, Mr. Holcombe shall retain full voting rights with respect to the shares.

For purposes of this section 3 only, Leonard Sternheim shall be deemed a party personally responsible and liable as provided herein.

(b)           This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of New York, without regard to conflict of law rules applied in such State.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

(c)           Should any part, term or provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions, including the release of all Claims, shall not be affected thereby and said illegal or invalid part, term or provision shall be modified by the court so as to be legal or, if not reasonably feasible, shall be deleted.  This Agreement sets forth the entire agreement concerning the subject matter herein, including, without limitation, the release of all Claims, and may not be modified except by a signed writing.

(d)           Each of the parties hereto acknowledges and agrees that (i) such party has not relied on any representations, promises, or agreements of any kind made to him in connection with his or its decision to accept the Agreement except for those set forth herein; (ii) such party has been advised to consult an attorney before signing this Agreement, and that such party has had the opportunity to consult with an attorney of his own choosing; (iii) such party does not feel that he or it is being coerced to sign this Agreement or that his or its signing would for any reason not be voluntary; and (iv) such party has thoroughly reviewed and understands the effects of this Agreement before signing it.

(e)           This Agreement shall be binding upon each of parties hereto and their respective partners, officers, directors, stockholders, employees, agents, advisors representatives, personal representatives, heirs, assigns, successors and affiliates, and shall inure to the benefit of the other party hereto.

(f)           This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed to be an original and both of which together will constitute one and the same legal and binding instrument.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement on the day and year first written above.

/s/ Mark Holcombe
Mark Holcombe

MUSTANG ALLIANCES, INC.

By:           /s/ Leonard Sternheim
Name:      Leonard Sternheim
Title:        President and Chief ExecutiveOfficer and Director

By:           /s/ Mendel Mochkin
Name:      Mendel Mochkin
Title:        Vice President, Treasurer and Director

The undersigned shall be personally responsible and liable for the provisions of Section 3 above.

/s/ Leonard Sternheim
Leonard Sternheim